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                 CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED
SUPPLEMENT DATED OCTOBER 2, 2002 TO PROSPECTUS DATED MAY 6, 2002, AS AMENDED ON
           JUNE 26, 2002 TO SEPTEMBER 9, 2002 AND SEPTEMBER 12, 2002

                             SUITABILITY STANDARDS

    The suitability standards for investors relating to net worth and income have been revised and are now the following:

An investor must have either: (i) a net worth (exclusive or home, furnishings and automobiles) of at least $250,000 and a gross annual income of at least $60,000 in the most recent year and have a reasonable expectation of reaching the same income level in the current year; or (ii) a net worth (exclusive or home, furnishings and automobiles) of at least $500,000. In addition to these suitability requirements, investors residing in Pennsylvania, Ohio and Michigan must have a net worth of at least ten times their investment in CPA(R):15.

    These requirements supersede the income and net worth requirements that appear on page 18 of the prospectus.